Exhibit 3.1

File No. 19872063 D Pages 25 Fee Paid $ 100 DCN 2103621400032 MERG FILED EFFECTIVE 12/28/2010 12/29/2010
STATE OF MAINE ARTICLES OF MERGER OR SHARE EXCHANGE

Deputy Secretary of State
Pursuant to 13-C MRSA §1106, the undersigned survivor of the merger or the acquiring corporation in a share exchange executes and delivers the following Articles of Merger or Share Exchange:	A True Copy When Attested By Signature

Deputy Secretary of State

FIRST:	The names, type of entity, jurisdiction of the parties to the merger or share exchange and the date on which the merger or share exchange occurred or is to be effective:

	Name	Type of Entity	Jurisdiction	Date

	Northeast Bancorp	Corporation	Maine	12/29/10 at 8:00 a.m

	FHB Formation LLC	Limited Liability Company	Delaware	12/29/10 at 8:00 a.m.

☐ Names, type of entity, jurisdiction and effective date of the additional parties to the merger or share exchange are attached as Exhibit ___, and made a part hereof.

SECOND:	The name and jurisdiction of incorporation of the surviving entity:

Name	Jurisdiction
Northeast Bancorp	Maine

THIRD:	The executed agreement or plan of merger is on file at the principal place of business of the surviving business entity. A copy of the agreement or plan of merger will be furnished by the surviving entity, on request and without cost, to any shareholder of any constituent corporation and any record owner of interests in any other business entity that participated in the merger. The address of such place of business is as follows:

500 Canal Street, Lewiston, Maine 04240

FOURTH:	(“X” one box only)

☑ If the originating document of the survivor of a merger is amended, the amendments to the survivor’s originating document are attached as Exhibit A and made a part hereof.

☐       If the result of the merger or share exchange creates a new corporation, attached is Exhibit ______ which contains all the provisions required to be set forth in its public organic document with any other desired provisions that are permitted. (Attach form MBCA-6-1, for a domestic business corporation)

FIFTH:	The future effective date of the articles of merger or share exchange (if other than the date of filing of the articles of merger or share exchange) is __________________.

SIXTH:	(“X” if applicable)

☑       The plan was duly approved by the shareholders and, if voting by any separate voting group was required, by each separate group in the manner required by Title 13-C and the corporation’s articles of incorporation.

☐ The plan of merger or share exchange did not require approval by the shareholders.

SEVENTH:	(“X” if applicable)

☑ The participation of the foreign corporation was duly authorized as required by the organic law of the corporation.

☐ The participation of the eligible entity was duly authorized as required by the organic law of that entity.

EIGHTH:	When a merger becomes effective, a foreign corporation or a foreign eligible entity that is the survivor of the merger is deemed to appoint the Secretary of State as its agent for service of process in a proceeding to enforce the rights of shareholders of each domestic corporation that is a party to the merger who exercise appraisal rights. The foreign corporation or the foreign other entity shall provide the mailing address to which the Secretary of State may mail a copy of any process served on the Secretary of State.

N/A
(mailing address)

NINTH:	The foreign corporation or foreign eligible entity agrees that it will promptly pay the amount, if any, to which the shareholders are entitled under chapter 13 of Title 13-C.

TENTH:	The merger was effected in compliance with the laws applicable to mergers of all parties to the merger.

ELEVENTH:	There is an agreement that the surviving corporation or eligible business entity shall continue to comply with all provisions of all laws applicable to mergers of all parties to the merger, including, without limitation, provisions on payment of amounts to which dissenting shareholders are entitled.

Must Be Completed By the First Party to the Merger

FHB Formation LLC, Limited Liability Company	December 28, 2010
(Name and type of participating business entity)	(Date)

Richard Wayne, Member
(*Authorized signature)	(Type or print name and capacity)

(*Authorized signature)	(Type or print name and capacity)

Must Be Completed By the Second Party to the Merger

Northeast Bancorp, Corporation	December 28, 2010
(Name and type of participating business entity)	(Date)

James D. Delamater, President and CEO
(*Authorized signature)	(Type or print name and capacity)

(*Authorized signature)	(Type or print name and capacity)

Must Be Completed By the Third Party to the Merger

(Name and type of participating business entity)	(Date)

(*Authorized signature)	(Type or print name and capacity)

(*Authorized signature)	(Type or print name and capacity)

(Copy this page, and modify participant number, if more signature spaces are needed.)

*Articles MUST be signed as follows:

(1)	If a corporation is a party to the merger/share exchange, this document must be signed by an officer or other duly authorized representative on behalf of each party. (13-C MRSA §1106.1).

(2)	If a limited partnership is a party to the merger/share exchange, this document must be signed by each general partner listed in the certificate of limited partnership (31 MRSA §1438.1)

(3)	If a limited liability company is a party to the merger/share exchange, this document must be signed by:

(a)	at least one manager OR

(b)	at least one member if the limited liability company is managed by the members OR

(c)	any duly authorized person.

The execution of this certificate constitutes an oath or affirmation, under the penalties of false swearing under 17-A MRSA §453.

Please remit your payment made payable to the Maine Secretary of State.

Submit completed form to:	Secretary of State Division of Corporations, UCC and Commissions 101 State House Station Augusta, ME 04333-0101 Telephone Inquiries: (207) 624-7752 Email Inquiries: CEC.Corporations@Maine.gov

Must Be Completed By the First Party to the Merger

FHB Formation LLC, Limited Liability Company	December 28, 2010
(Name and type of participating business entity)	(Date)

Richard Wayne, Member
(*Authorized signature)	(Type or print name and capacity)

(*Authorized signature)	(Type or print name and capacity)

Must Be Completed By the Second Party to the Merger

Northeast Bancorp, Corporation	December 28, 2010
(Name and type of participating business entity)	(Date)

James D. Delamater, President and CEO
(*Authorized signature)	(Type or print name and capacity)

(*Authorized signature)	(Type or print name and capacity)

Must Be Completed By the Third Party to the Merger

(Name and type of participating business entity)	(Date)

(*Authorized signature)	(Type or print name and capacity)

(*Authorized signature)	(Type or print name and capacity)

(Copy this page, and modify participant number, if more signature spaces are needed.)

*Articles MUST be signed as follows:

(1)	If a corporation is a party to the merger/share exchange, this document must be signed by an officer or other duly authorized representative on behalf of each party. (13-C MRSA §1106.1).

(2)	If a limited partnership is a party to the merger/share exchange, this document must be signed by each general partner listed in the certificate of limited partnership (31 MRSA §1438.1)

(3)	If a limited liability company is a party to the merger/share exchange, this document must be signed by:

(a)	at least one manager OR

(b)	at least one member if the limited liability company is managed by the members OR

(c)	any duly authorized person.

The execution of this certificate constitutes an oath or affirmation, under the penalties of false swearing under 17-A MRSA §453.

Please remit your payment made payable to the Maine Secretary of State.

Submit completed form to:	Secretary of State Division of Corporations, UCC and Commissions 101 State House Station Augusta, ME 04333-0101 Telephone Inquiries: (207) 624-7752 Email Inquiries: CEC.Corporations@Maine.gov

EXHIBIT A

NORTHEAST BANCORP

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

FIRST:	The name of the corporation is NORTHEAST BANCORP.

SECOND:	The name of its Clerk, who must be a Maine resident, and the address of its registered office shall be:

Suzanne M. Carney
500 Canal Street, Lewiston, Maine 04240

THIRD:	The number of directors of the corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors, except as otherwise provided for those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The initial Class I directors of the corporation shall be Robert Glauber, Adam Shapiro and Richard Wayne; the initial Class II directors of the corporation shall be Matthew Botein, Cheryl Dorsey and Peter McClean; and the initial Class III directors of the corporation shall be David Tanner, John C. Orestis and Judith E. Wallingford. The initial Class I directors shall serve for a term expiring at the annual meeting of shareholders to be held in 2011; the initial Class II directors shall serve for a term expiring at the annual meeting of shareholders to be held in 2012; and the initial Class III directors shall serve for a term expiring at the annual meeting of shareholders to be held in 2013. At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. Notwithstanding the foregoing, the directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article FOURTH of these Amended and Restated Articles of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Amended and Restated Articles of Incorporation and any articles of amendment applicable thereto.

FOURTH:	SHARES – The total number of shares of all classes of stock that the corporation shall have authority to issue is 16,000,000, of which 13,500,000 shares, $1.00 par value, shall be a separate class designated as Voting Common Stock (“Voting Common Stock”), 1,500,000 shares, $1.00 par value, shall be a separate class designated as Non-Voting Common Stock (“Non-Voting Common Stock,” and together with Voting Common Stock, “Common Stock”) and 1,000,000 shares, $1.00 par value, shall be a separate class designated as Preferred Stock (“Preferred Stock”), of which 4,227 are designated as shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Common Stock.

Common Stock may be issued by the corporation from time to time by vote of the Board of Directors without the approval of the holders of the Common Stock. Upon payment of lawful consideration, such shares shall be deemed fully paid and nonassessable. Dividends, as declared by the Board of Directors out of lawfully available funds, shall be payable on the Common Stock subject to any rights or preferences of the Preferred Stock.

Except as may be provided in these Amended and Restated Articles of Incorporation or required by law and subject to the rights, powers and preferences of the Preferred Stock and except as provided in any articles of amendment designating any series of Preferred Stock, the Voting Common Stock shall have exclusive voting rights in the election of directors and on all other matters presented to shareholders, with each holder of Voting Common Stock being entitled to one vote for each share of Voting Common Stock held of record by such holder on such matters.

The holders of Non-Voting Common Stock, as such, shall have no voting power and shall not be entitled to vote on any matter except as otherwise required by law, including, without limitation, Section 1004(1) of the Maine Business Corporation Act (the “MBCA”) (or any successor provision), or as otherwise expressly provided for herein. Except as otherwise provided herein, Non-Voting Common Stock shall in all other respects carry the same rights and privileges as Voting Common Stock (including in respect of dividends and in respect of distributions upon any dissolution, liquidation or winding up of the corporation) and be treated the same as Voting Common Stock (including in any merger, consolidation, share exchange or other similar transaction); provided that, if the corporation shall in any manner split, subdivide or combine (including by way of a dividend payable in shares of Voting Common Stock or Non-Voting Common Stock) the outstanding shares of Voting Common Stock or Non-Voting Common Stock, the outstanding shares of the other such class of Common Stock shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share, and provided further, that any dividend on the Common Stock that is payable in Common Stock shall be paid only in Non-Voting Common Stock on the Non-Voting Common Stock and only in Voting Common Stock on the Voting Common Stock.

Subject to the rights of the holders of any series of Preferred Stock, if any, holders of Common Stock shall be entitled to receive such dividends and distributions (whether payable in cash or otherwise) as may be declared on the Common Stock from time to time out of assets or funds of the corporation legally available therefor. Subject to the rights of the holders of any series of Preferred Stock, if any, in the event of any liquidation, dissolution or winding-up of the corporation (whether voluntary or involuntary), the assets of the corporation available for distribution to shareholders shall be distributed in equal amounts per share to the holders of Common Stock.

If, at any time a BHC Entity (as defined below) holds any Voting Common Stock that, together with the Voting Common Stock of any parties whose Voting Common Stock must be aggregated with those of such BHC Entity (a “BHC Aggregated Interest”) for purposes of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), would otherwise represent 5% or more of the total outstanding shares of Voting Common Stock, then the shares of Voting Common Stock comprising such BHC Aggregated Interest held directly by a BHC Entity that represent in excess of 4.99% of the total number of outstanding shares of Voting Common Stock shall be automatically converted into Non-Voting Common Stock and such BHC Entity and any successor to or assignee of such Non-Voting Common Stock held by such BHC Entity shall be prohibited from voting such Non-Voting Common Stock, except to the extent otherwise expressly provided in these Amended and Restated Articles of Incorporation. In the event that a BHC Entity holds a number of shares of Voting Common Stock such that the conversion of shares of Voting Common Stock into shares of Non-Voting Common Stock pursuant to this paragraph would not decrease the BHC Aggregated Interest of such BHC Entity below 5% of the total number of outstanding shares of Voting Common Stock, then the shares of Voting Common Stock held by each shareholder whose Voting Common Stock is included in the BHC Aggregated Interest shall be converted, on a pro rata basis as among such shareholders (including the BHC Entity), into shares of Non-Voting Common Stock such that the BHC Aggregated Interest of such BHC Entity shall represent less than 5% of the total number of outstanding shares of Voting Common Stock. For purposes of this Article FOURTH, “BHC Entity” means a shareholder that (a) is subject to the BHC Act or is directly or indirectly “controlled” (as the term is defined in the BHC Act) by a company that is subject to the BHC Act, and (b) so indicates in writing to the corporation that such holder elects to be subject to this paragraph of Article FOURTH. A BHC Entity may at any time elect to no longer be governed by the provisions of this paragraph by providing written notice to the corporation; provided; however, that any shares of Voting Common Stock automatically converted to Non-Voting Common Stock by operation of this paragraph of Article FOURTH prior to the corporation’s receipt of such notice shall remain Non-Voting Common Stock unless otherwise expressly provided herein.

If any holder of Voting Common Stock that elects to be governed by this paragraph of Article FOURTH (an “Electing Section 13 Holder”), after having obtained the consent of the board of directors of the corporation to make such election, at any time holds any Voting Common Stock that, together with the Voting Common Stock of any parties whose Voting Common Stock is deemed to be beneficially owned by such holder (the “Section 13(d) Aggregated Interest”) by virtue of Section 13, including without limitation Section 13(d)(3), of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would otherwise represent 5% or more of the total outstanding shares of Voting Common Stock, then shares of Voting Common Stock comprising such Section 13(d) Aggregated Interest held directly by an Electing Section 13 Holder that represent in excess of 4.99% of the total number of outstanding shares of Voting Common Stock shall be automatically converted into Non-Voting Common Stock and such Electing Section 13 Holder and any successor to or assignee of such Non-Voting Common Stock held by such Electing Section 13 Holder shall be prohibited from voting such Non-Voting Common Stock, except to the extent otherwise expressly provided in these

Amended and Restated Articles of Incorporation. In the event that an Electing Section 13 Holder holds a number of shares of Voting Common Stock such that the conversion of shares of Voting Common Stock into shares of Non-Voting Common Stock pursuant to this paragraph would not decrease the Section 13(d) Aggregated Interest of such Electing Section 13 Holder below 5% of the total number of outstanding shares of Voting Common Stock, then the shares of Voting Common Stock held by each shareholder whose Voting Common Stock is included in the Section 13(d) Aggregated Interest shall be converted, on a pro rata basis as among such shareholders (including the Electing Section 13 Holder), into shares of Non-Voting Common Stock such that the Section 13(d) Aggregated Interest of such Electing Section 13 Holder shall represent less than 5% of the total number of outstanding shares of Voting Common Stock. An Electing Section 13 Holder may at any time elect to no longer be governed by the provisions of this paragraph by providing written notice to the corporation; provided; however, that any shares of Voting Common Stock automatically converted to Non-Voting Common Stock by operation of this paragraph of Article FOURTH prior to the corporation’s receipt of such notice shall remain Non-Voting Common Stock unless otherwise expressly provided herein.

If, at any time any holder of Voting Common Stock electing to be governed by this paragraph of Article FOURTH (an “Electing CIBC Holder”) holds any Voting Common Stock that, together with the Voting Common Stock of any parties whose Voting Common Stock must be aggregated with those of such holder (a “CIBC Aggregated Interest”) for purposes of the BHC Act or the Change in Bank Control Act (the “Control Regulations”), would otherwise represent 10% or more of the total outstanding shares of Voting Common Stock, then the shares of Voting Common Stock comprising such CIBC Aggregated Interest held directly by an Electing CIBC Holder that represent in excess of 9.99% of the total number of outstanding shares of Voting Common Stock shall be automatically converted into Non-Voting Common Stock and such Electing CIBC Holder and any successor to or assignee of such Non-Voting Common Stock held by such CIBC Holder shall be prohibited from voting such Non-Voting Common Stock, except to the extent otherwise expressly provided in these Amended and Restated Articles of Incorporation. In the event that an Electing CIBC Holder holds a number of shares of Voting Common Stock such that the conversion of shares of Voting Common Stock into shares of Non-Voting Common Stock pursuant to this paragraph would not decrease the CIBC Aggregated Interest of such an Electing CIBC Holder below 10% of the total number of outstanding shares of Voting Common Stock, then the shares of Voting Common Stock held by each shareholder whose Voting Common Stock is included in the CIBC Aggregated Interest shall be converted, on a pro rata basis among such shareholders (including the Electing CIBC Holder), into shares of Non-Voting Common Stock such that the Aggregated CIBC Interest of such Electing CIBC Holder shall represent less than 10% of the total number of outstanding shares of Voting Common Stock. Such holder may at any time elect to no longer be governed by the provisions of this paragraph by providing written notice to the corporation; provided; however, that any shares of Voting Common Stock automatically converted to Non-Voting Common Stock by operation of this paragraph of Article FOURTH prior to the corporation’s receipt of such notice shall remain Non-Voting Common Stock unless otherwise expressly provided herein.

Notwithstanding any provision herein to the contrary, shares of Non-Voting Common Stock shall be entitled to vote with respect to matters as to which shares of Non-Voting Common Stock are otherwise permitted to vote pursuant to 12 C.F.R. § 225.2(q)(2) and section 1004(1) of the MBCA, as in effect from time to time, or any successor provisions thereto. Notwithstanding any provision herein to the contrary, shares of Non-Voting Common Stock shall remain Non-Voting Common Stock in the hands of the holder thereof and shall automatically convert into shares of Voting Common Stock solely (i) upon a transfer of such shares of Non-Voting Common Stock solely as permitted herein to a transferee that is not an affiliate of the transferor for purposes of the Control Regulations or (ii) to the extent necessary to maintain the percentage of outstanding Voting Common Stock held by the holder of such Non-Voting Common Stock as of immediately prior to any transaction (other than any transfer of Non-Voting Common Stock by, or any new issuance of Voting Common Stock to, the holder of such Non-Voting Common Stock), the effect of which transaction would be to otherwise decrease such percentage of Voting Common Stock held by such holder of Non-Voting Common Stock by increasing the number of shares of Voting Common Stock outstanding.

Shares of Non-Voting Common Stock may be transferred, and the corporation shall recognize such transfer, solely where such transfer is made (i) to an affiliate of the transferor of such Non-Voting Stock for purposes of the Control Regulations, (ii) in a widespread public distribution (iii) to a transferee that holds or controls more than 50% of any class of voting securities of the corporation (not including such shares of Non-Voting Common Stock or shares of Voting Common Stock or other voting securities of the corporation that the transferor or any affiliate of the transferor is proposing to transfer to such transferee), (iv) in one or more transactions in which no transferee (or group of transferees whose ownership of the corporation’s securities must be aggregated for purposes of the Control Regulations) receives ownership or control of such securities for purposes of the Control Regulations representing 2% or more of any class of the corporation’s voting securities, (v) in one or more open market transactions effected on a stock exchange, electronic communications network, or similar execution system or in the over-the-counter market (which may include a sale to one or more broker-dealers acting as market-makers or otherwise intending to resell the interests sold to them in accordance with normal business practices, provided that no such broker-dealer shall receive 2% or more of any class of the corporation’s voting securities at any one time) where the transferring holder has no prior knowledge of or control or influence over the identity of the ultimate transferees, (vi) to the corporation with its approval in its sole discretion, or (vii) as part of a transaction approved by the Board of Governors of the Federal Reserve System.

Until presented and surrendered for cancellation following any such conversion, each certificate representing shares of Voting Common Stock in respect of which a conversion has occurred in accordance with this Article FOURTH shall be deemed to represent the number of shares of Non-Voting Common Stock into which such shares have been converted, and upon presentation and surrender of such certificate the holder thereof shall be entitled to receive a certificate for the appropriate number of shares of Non-Voting Common Stock. Upon a conversion pursuant to this Article FOURTH, each converted share of Voting Common Stock shall be retired.

Until presented and surrendered for cancellation following any such conversion, each certificate representing shares of Non-Voting Common Stock in respect of which a conversion has occurred in accordance with this Article FOURTH shall be deemed to represent the number of shares of Voting Common Stock into which such shares have been converted, and upon presentation and surrender of such certificate the holder thereof shall be entitled to receive a certificate for the appropriate number of shares of Voting Common Stock. Upon a conversion pursuant to this Article FOURTH, each converted share of Non-Voting Common Stock shall be retired.

Preferred Stock.

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide for the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing articles of amendment pursuant to applicable law of the State of Maine, to determine from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series, including any variations among holders of the same series, and any qualifications, limitations and restrictions thereof.

The rights, preferences and terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A are incorporated into this Article FOURTH by reference to that certain Certificate of Designations attached hereto as Annex I.

Upon any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, holders of Common Stock are entitled to receive pro rata the remaining assets of the corporation after the holders of Preferred Stock have been paid in full any sums to which they may be entitled.

There shall be no cumulative voting for directors or otherwise.

SUMMARY

The aggregate par value of all authorized shares (of all classes) having a par value is $16,000,000. The total number of authorized shares (of all classes) without par value is zero shares.

FIFTH:	Meetings of the shareholders may be held outside the State of Maine.

SIXTH:	There are no preemptive rights.

SEVENTH:	INTERNAL AFFAIRS OF THE CORPORATION

Removal of Directors. At any meeting of shareholders called expressly for the purpose, any director may be removed from office by the affirmative vote of the holders of seventy-five percent (75%) of the shares entitled to vote or if removal is for cause, then by a majority of the shares then entitled to vote. For “cause” shall mean a final adjudication by a court of competent jurisdiction that the director (i) is liable for negligence or misconduct in the performance of his duty, (ii) guilty of a felony conviction, (iii) has failed to act or has acted in a manner which is in derogation of the director’s duties.

Vacancies. Any vacancy in the Board caused by death, resignation, retirement, disqualification, removal, or other cause, including a vacancy resulting from an increase in the number of directors, may be filled solely by a majority vote of the remaining directors, though less than a quorum. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal.

Special Meetings. A special meeting of the shareholders for any purpose or purposes, unless otherwise prescribed by statue, may be called at any time by the Chairman of the Board, if any, the President, or a Vice-President, or by a majority of the Board of Directors, or upon written application therefore to the corporation by the holders of not less than twenty-five percent (25%) of the shares entitled to vote on any issue proposed to be considered at the meeting. Written notice of such meeting, stating the purpose for which it is called, shall be served by the corporation not less than ten (10) nor more than sixty (60) days before the date set for such meeting. No business other than that specified in the call for the meeting shall be transacted at any special meeting of the shareholders.

EIGHTH:	AMENDMENTS

Amendments to Articles of Incorporation. The corporation reserves the right to amend or repeal these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by statute and these Amended and Restated Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of these Amended and Restated Articles of Incorporation, and in addition to any other vote of holders of voting stock that is required by these Amended and Restated Articles of Incorporation or by law, such amendment or repeal shall require the affirmative vote of the holders of at least two-thirds (2/3) of all of the shares of the corporation entitled to vote for the election of directors, notwithstanding the fact that a lesser percentage may be specified by law.

Amendments to By-Laws. The By-Laws of the corporation may be amended at any time by the affirmative vote of a majority of the entire Board of Directors, subject to repeal, change or adoption of any contravening or inconsistent provision only by vote of the holders of at least two-thirds (2/3) of all the shares entitled to vote on the matter at a meetings expressly called for that purpose.

NINTH:	LIMITATION OF LIABILITY

A director of the corporation shall not be personally liable to the corporation or its shareholders for money damages for action taken or a failure to take action as a director, except for liability (a) for the amount of a financial benefit received by a director to which the director is not entitled, (b) an intentional infliction of harm on the corporation or its shareholders, (c) a violation of the prohibition on unlawful distributions under Section 833 of the MBCA or (d) an intentional violation of criminal law. If the MBCA is amended after the effective date of these Amended and Restated Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the MBCA, as so amended.

Any repeal or modification of this Article NINTH by either of (i) the shareholders of the corporation or (ii) an amendment to the MBCA, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a director at the time of such repeal or modification.

TENTH:	RENUNCIATION OF CORPORATE OPPORTUNITIES DOCTRINE

To the maximum extent permitted from time to time under the law of the State of Maine, the corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to, or acquired, created or developed by, or which otherwise come into the possession of, its officers, directors or shareholders, other than those officers, directors or shareholders who are employees of the corporation. No amendment or repeal of this Article TENTH shall apply to or have any effect on the liability or alleged liability of any officer, director or shareholder of the corporation for or with respect to any opportunities of which such officer, director or shareholder becomes aware prior to such amendment or repeal.

ELEVENTH:	MANDATORY INDEMNIFICATION OF DIRECTORS

Pursuant to and as provided in section 202(2)(E) of the MBCA, the corporation shall, to the fullest extent permitted by law, indemnify each person who is or was a director of the corporation for any liability, as defined in section 851(5) of the MBCA, to any person for an action taken or a failure to take an action as a director, except liability for:

(1)	Receipt of a financial benefit to which the director is not entitled;

(2)	An intentional infliction of harm on the corporation or its shareholders;

(3)	A violation of section 833 of the MBCA; or

(4)	An intentional violation of criminal law.

Nothing in this Article ELEVENTH shall diminish or adversely affect any indemnification to which a person who is or was a director is otherwise entitled pursuant to (i) the bylaws of the corporation, (ii) any contract between the corporation and the director, or (iii) any provision of law, including without limitation any provision of the MBCA.

The preceding paragraphs in this Article ELEVENTH shall apply to the officers of the corporation to the fullest extent permitted by law.

TWELFTH:	RIGHT OF SHAREHOLDERS FOLLOWING CONTROL TRANSACTION

The provisions of ME Rev. Stat. Ann. Title 13-C, Section 1110 shall not be applicable to the corporation.

THIRTEENTH:	REPEAL OF INCONSISTENT PROVISIONS

All provisions of the Articles of Incorporation of the corporation that are inconsistent with the foregoing Articles FIRST through TWELFTH of these Amended and Restated Articles of Incorporation are hereby repealed and revoked.

Annex I

CERTIFICATE OF DESIGNATIONS

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

NORTHEAST BANCORP

Northeast Bancorp, a corporation organized and existing under the laws of the State of Maine (the “Corporation”), in accordance with the provisions of Sections 601-602 of the Maine Business Corporation Act, Title 13-C M.R.S., does hereby certify:

The board of directors of the Corporation (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the articles of incorporation and bylaws of the Corporation and applicable law, adopted the following resolution on December 9, 2008, creating a series of 4,227 shares of Preferred Stock of the Corporation designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A”.

RESOLVED, that pursuant to the provisions of the articles of incorporation and the bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $1.00 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 4,227.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part. 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $1.00 per share, of the Corporation.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e) “Minimum Amount” means $1,056,750.00.

(f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g) “Signing Date” means December 12, 2008.

Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

IN WITNESS WHEREOF, Northeast Bancorp has caused this Certificate of Designations to be signed by James D. Delamater, its President and Chief Executive Officer, this 9th day of December.

NORTHEAST BANCORP

By:	/s/ James D. Delamater
Name: Title:	James D. Delamater
President and Chief Executive Officer

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(f) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(h) “Dividend Period” has the meaning set forth in Section 3(a).

(i) “Dividend Record Date” has the meaning set forth in Section 3(a).

(j) “Liquidation Preference” has the meaning set forth in Section 4(a).

(k) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(l) “Preferred Director” has the meaning set forth in Section 7(b).

(m) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month. Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in

Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date. Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated

Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Notwithstanding Section 1 of Article II of the Articles of Incorporation of the Corporation, whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

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